Press Release

Merry Land Properties, Inc.
Augusta, Georgia
February 20, 2003

FOR IMMEDIATE RELEASE

Merry Land Properties, Inc. Suspends Oddlot Purchase Program

Effective immediately, Merry Land Properties, Inc. has suspended its stock repurchase program under which shareholders who own fewer than 100 shares of its common stock could sell their shares to the company.